Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (this “Agreement”) is entered by and between Barry H. Golsen (“Executive”) and LSB Industries, Inc. (the “Company”) (collectively, the “Parties”) on the date of its execution by Executive.

WHEREAS, Executive has been employed by the Company to provide services to it and its affiliated entities pursuant to an Employment Agreement dated April 27, 2015 (the “Employment Agreement”) and any term not defined shall have the meaning ascribed to such term in the Employment Agreement;

WHEREAS, the parties’ have agreed to terminate the employment of Executive without “Cause” as that term is defined in the Employment Agreement effective September 1, 2015 (the “Termination Date”);

WHEREAS, the Employment Agreement contemplates that the Company will provide certain specified severance benefits to Executive in exchange for a release of claims in a form agreeable to the Company;

WHEREAS, this Agreement sets forth the Parties’ expectations and agreements with respect to the severance benefits and the release of claims; and

WHEREAS, in exchange for the severance benefits, except as otherwise provided in Section 8.5 of the Employment Agreement, Executive desires to release any and all claims whatsoever, known or unknown, that he has or may have against the Company, its affiliated entities, and all those entities’ employees and representatives, as explained more fully below.

NOW, THEREFORE, in exchange for the promises made by one another in this Agreement, which both parties acknowledge to be valuable promises sufficient to justify the promises of the other, the Parties agree as follows:

1. Resignation. Effective on the Termination Date the employment relationship between the Company and Executive has been terminated, and the Company has relieved Executive of his duties in all respects. Executive agrees to resign from any position as an officer of the Company and as a director, officer, manager, partner or similar position of each subsidiary or affiliate of the Company. Notwithstanding the forgoing, the Company acknowledges that Executive will remain a member of the Board of Directors of the Company (the “Board”) for the remainder of his current 3-year term subject to the terms of the Company’s By-Laws and Articles of Incorporation and the General Corporation Law of Delaware, and be entitled to (1) the same compensation as director as other non-employee directors and (2) attend all Executive Sessions of the Board (other than Executive Sessions of the independent directors). Nothing in this Agreement shall require the Board to renominate Executive or prevent the Board from renominating Executive, in each case as a director of the Company. Executive shall have ten (10) days to vacate his office after the Termination Date.

2. Severance Payments to Executive; Other Consideration.

(a) Pursuant to Section 8.4(d)(i) of the Employment Agreement, the Company agrees to pay to Executive a severance payment in the total amount of $1,600,000 (the “Severance Payment”). The payment shall be made to Executive in a lump sum the next business day following the expiration of the revocation period following the Date of Termination provided Executive executes this Agreement and the accompanying General Release, and Executive does not exercise his statutory right to rescind this Agreement and the General Release attached as Exhibit A.

(b) Executive acknowledges there is no Prior Year Bonus payable on the Termination Date pursuant to the terms of Section 8.4(d)(iii). Executive further acknowledges that the calculation for a Pro-Rata Bonus under Section 8.4(d)(iv) results in no amount payable as a result of his termination.

(c) Pursuant to Section 8.4(d)(ii) of the Employment Agreement, the Company further agrees to pay to Executive the additional amount of $46,153.00, which includes base salary, unused vacation and accrued, reimbursable expenses outstanding at the date of termination. The payment shall be made to Executive within 7 days of the Termination Date.

(d) Pursuant to Section 8.4(d)(v) of the Employment Agreement, the Company will provide at Company expense Executive with medical and dental coverage through COBRA and the Company will provide, during the Credited Period, the medical and dental coverage through COBRA for Executive and, if applicable, his spouse and dependents under the Company’s medical and dental coverage, as in effect on the Termination Date, at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost an employees’ ability to pay premiums with pre-tax dollars) (the “COBRA Supplement”). In the event Executive commences employment with another employer at any time during the Credited Period and is eligible to receive medical and dental coverage under another employer provided plan, the medical and dental coverage under the Company’s medical and dental plans will no longer be provided without cost and standard COBRA premiums will apply. The COBRA health care continuation period under Section 4980B of the Code will run concurrently with the Credited Period. For purposes of this Subsection 2(d) the “Credited Period” shall be eighteen (18) months.

(e) Pursuant to Section 8.4(d)(vi) Executive shall receive accelerated vesting of stock options and other equity awards granted and outstanding to Executive but not vested as of the Termination Date.

(f) The Company will transfer to Executive without charge the 2013 Lexus GS 350 that he is currently using for business purposes.

(g) All payments (except the portion attributable to unpaid expense reimbursement) shall be subject to withholding for applicable taxes and other ordinary payroll deductions.

3. Representation Regarding Severance Obligations. By signing this Agreement and/or accepting any payment pursuant to this Agreement, Executive is expressly acknowledging that the Company has properly calculated the severance payments contemplated in Section 8 of the Employment Agreement applicable to the present circumstances and that no other payments, whether salary, bonus, expenses or otherwise, remain unidentified and payable.

4. General Release. As a condition to receiving the Severance Payment and the COBRA Supplement above, Executive will return an executed copy of this Agreement and the attached General Release within twenty-one (21) days of the date of this Agreement. By signing this Agreement, Executive is agreeing that once seven (7) days have passed from the date he signs the Release, he will not attempt to revoke or rescind the General Release at any time in the future. In addition, Executive is representing that he fully understands the terms of this Agreement and the General Release and that he has had an opportunity to seek legal advice regarding the General Release and this Agreement, if he desires to do so, before signing these documents. Executive is also representing to the Company that he has not commenced any action or filed any administrative charge or complaint against the Company in regard to his employment between the Termination Date and the date he signs the Agreement and General Release.

5. Employment Agreement. Company and Executive agree and acknowledge that there are certain post-employment obligations of both parties, including those set forth in Sections 8.4(d), 9, 11.6 and 11.7 of the Employment Agreement, that remain in full force and effect as if fully set forth in this Agreement. In addition, the parties acknowledge and agree that Sections 8.5 and 10.5 also remain in full force and effect. Except as set forth in this Agreement, Executive acknowledges that the other terms and provisions are of no further force and effect and that any claims he has pursuant to the terms of the Employment Agreement are waived and released.

6. Requests to Provide Information and Future Activities and Litigation Assistance. At any time in the future, if Executive receives any subpoena or court order to testify or provide information regarding the Company or his past employment with the Company, Executive will notify the Company at 16 South Pennsylvania Avenue, P.O. Box 754, Oklahoma City, Oklahoma 73107, Attn: General Counsel in writing within five (5) days of receipt or by email to an address designated by the Company within twenty-four (24) hours if the subpoena or court order requires compliance sooner than five (5) days. Further, Executive will not be employed or otherwise act as an expert witness or consultant, or in any similar paid capacity in any litigation, arbitrations, administrative proceedings, governmental inquiries, external investigations or hearings involving the Company. Upon reasonable notice, Executive will continue to cooperate with and assist the Company and its representatives and attorneys as requested with respect to any litigation, arbitrations, administrative proceedings, governmental inquiries, investigations (both internal and external) or any other matters concerning or relating to the above by being available for interviews, depositions and/or testimony in regard to any matters in which he is or has been involved or with respect to which he has relevant information without the need for a subpoena. If Executive is required to testify at deposition and/or trial, Executive will be paid compensation for his preparation and appearance time in an amount agreed upon by Executive and Company.

7. Confidentiality of Information. Executive agrees that, except with the prior written consent of the Company or if previously publically disclosed by the Company, he will not, at any time after the date of this Agreement, make any independent use of or disclose to any other person or organization, including any governmental agency, the terms and provisions of this Agreement and the discussions surrounding it, as well as any of the Company’s confidential, proprietary information or trade secrets, for a period of twenty-four (24) months following the Termination Date; provided that this provision does not bar disclosure of (1) information in the public domain; (2) information required to be disclosed by law, rule, or regulation; and (3) information previously disclosed to a third-party by the Company who in turn discloses the information to Executive. This shall apply to any information which is of a special and unique value and includes, without limitation, both written and unwritten information relating to operations and marketing; business planning and strategies; finance; accounting; costs of providing service; operating and maintenance costs; and pricing matters. This obligation regarding the Company’s confidential, proprietary information or trade secrets is in addition to, but does not replace, any prior agreement between Executive and the Company regarding confidentiality. This paragraph does not prohibit Executive from reporting possible violations of federal and/or state law or regulation to any governmental agency or entity, including, but not limited to the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General and/or the Equal Employment Opportunity Commission (or a similar fair employment practices agency of Executive’s State of residence or employment) or with other similarly situated employees. Subject to applicable law, Executive covenants and agrees that Executive shall not in any way publicly disparage, call into disrepute, or otherwise defame or slander the Company or any of its subsidiaries, in any manner that would materially damage the business or reputation of the Company or any of its subsidiaries. The Company covenants and agrees, on behalf of itself and its subsidiaries, that neither the Company, any of it subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall in any way publicly disparage, call into disrepute, or otherwise defame or slander Executive. Nothing in this Section 8 shall preclude or restrict Executive or the Company or any of the subsidiaries of the Company from making truthful statements, or the Executive’s retention of documents that he is required to retain or disclose in his capacity as a Director of the Company, including, without limitation, those that are required by applicable law, regulation or in connection with a legal process or proceeding, and making of such statements shall not be in violation of this Section.

8. Additional Warranties. Executive represents and warrants that as of this date he has suffered no work related injury during his employment with the Company and that he will not file a claim for worker’s compensation benefits arising from any incident occurring during his employment with the Company. Executive further represents that this is an individually-negotiated severance agreement as contemplated by the federal Older Worker Benefit Protection Act and that Executive is not, and will not hereafter assert that he is, entitled to any greater consideration period or other information in connection with his waiver of rights under the Age Discrimination in Employment Act that he has received in this Agreement and the General Release, including the Notice.

9. Severability. Executive and the Company agree that if any portion of this Agreement or the General Release or the application of their terms to any person or circumstance or claim is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement and the General Release, or the application of such terms to any other persons, circumstances or claims shall not be affected and that this Agreement and General Release shall continue to be valid and enforceable to the fullest extent permitted by law.

10. Attorneys. Executive acknowledges that this Agreement is a binding legal document with legal consequences, and that the Company has suggested that he, within the time limits identified above, and to the extent he deems necessary or appropriate, seek competent legal counsel to determine the legal effect of this Agreement, at his own expense.

11. Transition of Business and Future Activities. Upon receipt of reasonable notice, Executive agrees that he shall cooperate with and assist the Company in the transition of any ongoing projects or other job duties or responsibilities, and take all reasonable steps to ensure that the Company’s interests are not adversely affected due to the termination of the Parties’ employment relationship. Upon reasonable notice, Executive shall make himself available to the Company and the Company’s attorneys, without the necessity of a subpoena or other process, in connection with any pending or future matter about which he may have relevant information or regarding which he had direct involvement because of his prior employment with the Company.

12. Return of Company Property. Executive agrees that, notwithstanding anything else in this Agreement, an express condition to the Company’s duty to pay monthly payments shall be the return of any and all Company property or confidential or proprietary information in Executive’s possession. Executive agrees to return Company property, including but not limited to, any and all originals and/or paper or electronic copies of documents or data related to the business of the Company (or its related persons or entities), computer files, laptop computers, home computers, credit cards, building keys, mobile phones, and the like, with the exception of Executive’s mobile phone and the automobile currently provided by the Company for Executive’s business use that will be transferred to Executive under Section 2(f).

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to its choice of law provisions.

14. Amendments. The Agreement may be amended only by the written agreement signed by both Executive and a duly authorized representative of the Company.

15. Section 409A. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and the “involuntary separation pay plan exception,” and the provisions of this Agreement shall be construed in a manner consistent with that intention. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein. To the extent Section 409A is determined to apply to this Agreement, any reference to the Executive’s termination of employment will mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A. In addition, for purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which an Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A, and any series of installment payments under this Agreement, including installment payments set forth in Section 2(a), shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii). The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

The Parties to this Agreement have read the foregoing agreement and fully understand each and every provision contained herein. The Parties agree that this Agreement, together with the General Release, constitutes the entire agreement between Executive and the Company, except for the terms and provisions of his Employment Agreement that remain in full force and effect. The Parties have executed this Agreement on the dates shown below.

EXECUTIVE

/s/ Barry H. Golsen		Dated: September 1, 2015
Barry H. Golsen

COMPANY

LSB INDUSTRIES, INC.

By:	/s/ William F. Murdy	Dated: September 1, 2015
William F. Murdy, Chairman
Compensation Committee

EXHIBIT A

GENERAL RELEASE

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor, including the Equal Employment Opportunity Commission, and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you as described in the Employment Agreement between you and LSB Industries, Inc., dated April 27, 2015 in connection with your Severance Agreement (collectively, the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by LSB Industries, Inc., 16 South Pennsylvania Avenue, P.O. Box 754, Oklahoma City, OK 73107, Attn: General Counsel within the seven-day period following your execution of this General Release.

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GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by LSB Industries, Inc. and the separation benefits I will receive as reflected in the Employment Agreement between me and LSB Industries, Inc. dated April 27, 2015 and my Severance Agreement (collectively, the “Agreement”), I hereby release and discharge LSB Industries, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims, provided that nothing contained in this General Release shall constitute a release of the Company from any obligations it may have to the undersigned (a) under the continuing obligations under Sections 8.4(d), 8.5, 9, 11.6 and 11.7 of the Employment Agreement after termination of Executive’s employment, this Severance and Release Agreement, or any other written agreement between the undersigned and the Company in effect as of the Date of Termination; (b) relating to any employee benefit plan, stock option plan, stock option agreement, or ownership of the Company’s stock or debt securities; or (c) relating to any rights of indemnification and/or defense under the Company’s certificate of incorporation, bylaws, or coverage under officers and directors insurance.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release.

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

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Except as noted above, the Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my obligations under the Agreement that survive and continue in effect in accordance with the respective terms thereof, notwithstanding any termination of employment, including, without limitation, Section 10.5, 11.6, and 11.7 thereof. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this 1st day of September, 2015.

/s/ Barry H. Golsen
Barry H. Golsen

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